Exhibit 99.1

For Immediate Release

Contacts:	William R. Gargiulo, Jr.	231.526.1244
	Michele Greco, CFO	312.595.9123

The Female Health Company Declares
Second Quarter Cash Dividend at 17% Higher Payout Rate

Company Also Plans to Increase Activity under Stock Repurchase Program

CHICAGO, March 27, 2013 - The Female Health Company (NASDAQ-CM: FHCO - News), today announced that its Board of Directors has declared a quarterly cash dividend of $0.07 per share, which represents a 17% increase from the previous quarterly dividend payout of $0.06 per share.  This will be the Company’s 14th consecutive quarterly dividend and is payable May 8, 2013 to stockholders of record as of May 1, 2013.

The Company also announced that it plans to increase the activity under its stock repurchase program.  The Company’s stock repurchase program authorizes the repurchase of up to three million shares of FHCO common stock.  To date, the Company has repurchased approximately two million shares under the program, leaving approximately one million shares available for potential repurchase under the authorization.  The program is currently due to expire on December 31, 2013.

“The Company’s Board of Directors and management team believe that the payment of cash dividends allows shareholders to participate directly in the Company’s success,” stated O.B. Parrish, Chairman and Chief Executive Officer of The Female Health Company.  “The Company’s profitability has generated cash from operations that exceeds the Company’s capital spending requirements, and the Company’s balance sheet remains debt-free.  We believe that utilizing some of this excess cash flow to pay a higher rate of cash dividends is in the best interests of our shareholders.    Increasing the activity under our stock repurchase program provides another alternative for the allocation of excess cash resources in a manner that directly benefits our shareholders.”

 Any future quarterly dividends and the record date for any such dividends must be approved each quarter by the Company’s Board of Directors and announced by the Company.  Payment of future dividends is at the discretion of the Board of Directors, which will base its decisions on operating cash flows, capital spending and other cash requirements, and other factors that may affect whether or not it believes that continued payments of dividends is in the best interests of the Company and its shareholders.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2), which is available in the U.S. and in about 138 other countries globally.  The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in the U.S., the European Union, Canada, Australia, South Africa, The People’s Republic of China, Greece, Turkey, Spain, Mexico, Japan and the African Regional Intellectual Property Organization (ARIPO), which includes Botswana, The Gambia, Ghana, Kenya, Lesotho, Malawi, Mozambique, Namibia, Sierra Leone, Sudan, Swaziland, Uganda, Tanzania, Zambia and Zimbabwe. FC2 patent applications are pending in various countries.  The FC2 Female Condom® is the only available FDA-approved product controlled by a woman that offers dual protection against sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy.  The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

The statements in this release which are not historical fact are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release relate to the continuation of cash dividends in future periods and the timing and amount of repurchases under the stock repurchase program. Repurchases under the stock repurchase program will depend upon market prices, trading volume, available cash and other factors, and, therefore, there is no guarantee as to the number of shares that may be repurchased. These statements are based upon the Company's current plans and strategies, reflect the Company's current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance; competition in the Company's markets and the risk of new competitors and new competitive product introductions; the Company's reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments, global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company's production capacity, efficiency and supply constraints; and other risks detailed in the Company's press releases, shareholder communications and Securities and Exchange Commission filings, including the Company's Form 10-K for the fiscal year ended September 30, 2012.  Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org. If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com